Exhibit 99

EXPERTS
The consolidated financial statements of Allstate Life Insurance Company as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 and the related consolidated financial statement schedules incorporated in this prospectus by reference from the Allstate Life Insurance Company Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated by reference herein (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in method of accounting for certain nontraditional long-duration contracts and for separate accounts in 2004 and changes in methods of accounting for embedded derivatives in modified coinsurance agreements and variable interest entities in 2003), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.